Filed pursuant to Rule 433
Amendment No. 1 Dated January 15, 2009*
Relating to
Registration Statement No. 333-156423

1.95% Notes Due 2012
Three Month Floating Rate Notes Due 2012
One Month Floating Rate Notes Due 2012

Each Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

1.95% Notes Due 2012 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	June 20, 2012
Trade Date:	January 14, 2009
Original Issue Date (Settlement):	January 20, 2009
Interest Accrual Date:	January 20, 2009
Issue Price (Price to Public):	99.958%
Underwriting Discounts and Commissions:	0.30%
All-in Price:	99.658%
Proceeds to Issuer:	$2,989,740,000
Interest Rate:	1.95% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each June 20 and December 20, commencing June 20, 2009
Day Count Convention:	30/360
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AH3
ISIN:	US61757UAH32
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / AA(low) (DBRS) (Negative/Negative/Stable/Downgrade Review/Negative Review)
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the final Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:	The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

_____________________
*
This Amendment No. 1 has been created solely to reflect an increase in the principal amount of the Three Month Floating Rate Notes Due 2012 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program to $1,400,000,000.

Three Month Floating Rate Notes Due 2012 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

Issuer:	Morgan Stanley
Principal Amount:	$1,400,000,000
Maturity Date:	June 20, 2012
Trade Date:	January 14, 2009
Original Issue Date (Settlement):	January 20, 2009
Interest Accrual Date:	January 20, 2009
Issue Price (Price to Public):	100%
Underwriting Discounts and Commissions:	0.30%
All-in Price:	99.70%
Proceeds to Issuer:	$1,395,800,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.35%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 20, June 20, September 20 and December 20, commencing March 20, 2009
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.35% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	March 20, 2009
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AJ9
ISIN:	US61757UAJ97
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / AA(low) (DBRS) (Negative/Negative/Stable/Downgrade Review/Negative Review)
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:	The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

One Month Floating Rate Notes Due 2012 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

Issuer:	Morgan Stanley
Principal Amount:	$250,000,000
Maturity Date:	June 20, 2012
Trade Date:	January 14, 2009
Original Issue Date (Settlement):	January 20, 2009
Interest Accrual Date:	January 20, 2009
Issue Price (Price to Public):	100%
Underwriting Discounts and Commissions:	0.30%
All-in Price:	99.70%
Proceeds to Issuer:	$249,250,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.47%
Index Maturity:	One Month
Index Currency:	U.S. Dollars
Interest Payment Period:	Monthly
Interest Payment Dates:	The 20th of each month, commencing February 20, 2009
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.47% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	February 20, 2009
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Monthly
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AK6
ISIN:	US61757UAK60
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / AA(low) (DBRS) (Negative/Negative/Stable/Downgrade Review/Negative Review)
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:	The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008